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                     October 27, 2022

       John Janedis
       Chief Financial Officer
       fuboTV Inc.
       1290 Avenue of the Americas
       New York, NY 10104

                                                        Re: fuboTV Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-39590

       Dear John Janedis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Greg Rodgers